EXHIBIT 99.1

Fastenal Company Reports 2009 Second Quarter Earnings

WINONA, Minn., July 13, 2009 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended June 30, 2009. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended June 30, 2009 totaled $474,894, a decrease of 21.4% from net sales of $604,219 in the second quarter of 2008. Net earnings decreased from $76,166 in the second quarter of 2008 to $43,538 in the second quarter of 2009, a decrease of 42.8%. Basic and diluted earnings per share decreased from $.51 to $.29 for the comparable periods.

Net sales for the six-month period ended June 30, 2009 totaled $964,241, a decrease of 17.6% from net sales of $1,170,429 in the first six months of 2008. Net earnings decreased from $144,260 in the first six months of 2008 to $92,232 in the first six months of 2009, a decrease of 36.1%. Basic and diluted earnings per share decreased from $.97 to $.62 for the comparable periods.

During the first six months of 2009, Fastenal opened 42 new stores (Fastenal opened 112 new stores in the first six months of 2008). These 42 new stores represent an increase of 1.8% since December 31, 2008. (We had 2,311 stores on December 31, 2008.) There were 12,470 total employees as of June 30, 2009, a decrease of 8.5% from the 13,634 total employees on December 31, 2008 and a decrease of 4.6% from the 13,064 total employees on June 30, 2008.

GENERAL COMMENTS AND COMMENTS ON CASH FLOW:

Similar to our first quarter release, this quarter's discussion contains some additional points not typically covered in our previous quarterly releases. Most of these center on added sequential comparisons (first quarter to second quarter expense changes and inventory changes within the quarter). We believe these are important aspects that require added emphasis.

As we saw in the previous two quarters, the weakened economy continues to have a substantial impact on our business. These impacts continue to negatively affect our sales, particularly related to our industrial production business (business where we supply products that become part of the finished goods produced by others) and, more recently, our non-residential construction business. To place this in perspective - our manufacturing customers (historically approximately 45% to 50% of sales) contracted approximately 28% in the second quarter versus the prior year. This contraction is less severe in the maintenance portion of our manufacturing sales (business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing), but more severe in the production business. Our non-residential construction business (historically 20% to 25% of sales) contracted approximately 23% versus the prior year. The remaining business (sales to other resellers, government business, other industries, and in-store retail sales) is producing better results, but unfortunately, doesn't have enough impact to offset the manufacturing and construction impact. On a sequential basis, our manufacturing daily average sales improved in both May and June (versus the previous month). This was the first sequential improvement since September 2008. However, this improvement was offset by continued weakening in our non-residential construction business.

We remain practical optimists and we always attempt to balance long-term opportunities for growth with the necessary short-term reactions to our current reality. In this regard, we previously slowed our store openings to a range of 2% to 5% new stores for 2009 and we stopped adding any headcount except for store openings and for stores that are growing. Over the last several years, our 'pathway to profit' initiative has slowly altered our cost structure in that a greater portion is now variable versus fixed. This continues to help us today as we navigate through the current economic environment. It is our intent to stabilize our store total headcount at its current level as we make plans to resume our normal annual store openings range of 7% to 10%, assuming the economy remains somewhat stable, beginning in January 2010.

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During 2009, we will strive to manage it well. In the first six months of 2009 we generated $167,552 (or 181.7% of net earnings) of operating cash flow; this was $114,685 (or 79.5% of net earnings) in the first six months of 2008. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second quarter as income tax payments go out in April and June. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital.

As we planned, our capital expenditures for the first six months of 2009 were down from the comparable period in 2008. This was primarily related to the Indianapolis, IN distribution expansion and to our new distribution center location near Dallas, TX. Most of the expenditures for these two locations are behind us. As indicated in our 2008 Annual Report, we expect our capital expenditures will drop from approximately $95,000 in 2008 to $65,000 in 2009.

The strong free cash flow in the first six months of 2009 (operating cash flow less net capital expenditures) allowed us to increase our first dividend payment (declared January 2009 and paid in March 2009) by 40% (from $.25 per share in 2008 to $.35 per share in 2009). This strong free cash flow also allowed us to increase our second dividend payment (declared July 10, 2009 and to be paid in August 2009) by 37% (from $.27 per share in 2008 to $.37 per share in 2009). Given the economic environment, we are satisfied with our cash flow for the first six months of 2009.

SALES GROWTH:

Note - Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years - The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2009 group - opened 2004 and earlier, 2008 group - opened 2003 and earlier, and 2007 group - opened 2002 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2007 and 2008, and the first six months of 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

            Jan.       Feb.      Mar.       Apr.      May        June
            ----       ----      ----       ----      ---        ----
 2007       4.8%       3.8%      7.8%       4.5%      5.4%       6.2%
 2008       8.9%       8.8%      9.9%      10.5%     10.4%      11.2%
 2009     (12.4%)    (14.3%)   (21.5%)    (25.2%)   (25.2%)    (26.3%)

            July       Aug.     Sept.       Oct.      Nov.       Dec.
            ----       ----     -----       ----      ----       ----
 2007       6.1%       5.3%      6.3%       6.3%      7.9%       9.6%
 2008       9.7%      11.3%      8.5%       6.8%      0.9%      (5.1%)

Stores opened greater than two years - Our stores opened greater than two years (store sites opened as follows: 2009 group - opened 2007 and earlier, 2008 group - opened 2006 and earlier, and 2007 group - opened2005 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2007 and 2008, and the first six months of 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

            Jan.       Feb.      Mar.       Apr.      May       June
            ----       ----      ----       ----      ---       ----
 2007       7.3%       6.0%      9.4%       5.5%      6.7%      7.2%
 2008      12.0%      11.1%     12.5%      13.1%     12.0%     12.0%
 2009     (11.2%)    (13.8%)   (20.1%)    (24.0%)   (23.7%)   (25.1%)

            July       Aug.     Sept.       Oct.      Nov.       Dec.
            ----       ----     -----       ----      ----       ----
 2007       6.5%       5.9%      6.8%       7.6%      8.8%      10.9%
 2008      10.9%      12.8%     10.5%       8.1%      2.3%      (3.9%)

All company sales - During each of the twelve months in 2007 and 2008,and the first six months of 2009, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

            Jan.       Feb.      Mar.       Apr.      May       June
            ----       ----      ----       ----      ---       ----
 2007      12.6%      11.8%     15.5%      12.0%     13.2%     14.8%
 2008      15.6%      15.0%     16.9%      17.1%     16.0%     15.9%
 2009      (8.5%)    (10.5%)   (17.4%)    (21.0%)   (20.7%)   (22.5%)

            July       Aug.     Sept.       Oct.      Nov.       Dec.
            ----       ----     -----       ----      ----       ----
 2007      13.9%      13.4%     13.7%      14.7%     15.2%      16.8%
 2008      14.8%      16.4%     14.3%      11.9%      6.8%       0.0%

The growth in 2007 generally represents a weakening environment which began in late 2006. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rat eof 13.7%. Generally speaking, this improvement in late 2007 remained in the first nine months of 2008 and weakened in the October to December time frame. The slow-down in the final three months of 2008and the first six months of 2009 relate to the general economic weakness in the global marketplace. Note - see our discussion by end market earlier in this release.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 7.5% and 8.1% new stores in 2008 and 2007, respectively, see also our disclosure above regarding the expected rate of 2009 and 2010 store openings). Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 has caused us to alter the 'pathway to profit'. These changes center on two aspects (1) temporarily slowing store openings to a range of 2% to 5% (see earlier comments), and (2) stopping adding headcount except for store openings and for stores that are growing (see earlier comments). The duration of the economic weakness and the prospects of future deterioration could impact the timing of when we achieve the $125 thousand per month average; however, the current economic weakness only serves to strengthen our belief in the 'pathway to profit'.

Store Count and Full-Time Equivalent (FTE) Headcount Growth - In response to the 'pathway to profit', we have increased our store count and our store FTE head count over the last two years. The rate of increase in store locations has slowed and FTE headcount for all types of personnel has been reduced since the economy weakened late in 2008. The number of stores at quarter end and the average FTE per quarter were as follows:

                     June      March     December  September    June
                     2009      2009        2008      2008       2008
 ---------------------------------------------------------------------
 Store locations     2,350      2,342      2,311     2,300      2,272
 ---------------------------------------------------------------------

 Store personnel
  - FTE              7,203      7,754      8,252     8,280      7,929
 Distribution
  and
  manufacturing
  personnel- FTE     1,856      1,972      2,218     2,244      2,145
 Administrative
  and sales
  support
  personnel- FTE     1,362      1,393      1,412     1,404      1,347
 ---------------------------------------------------------------------
 Total - average
  FTE headcount     10,421     11,119     11,882    11,928     11,421
 ---------------------------------------------------------------------

The percentage change (year-over-year) in the number of stores at quarter end and in the average FTE per quarter were as follows:

                       June      March     December  September    June
                       2009      2009        2008      2008       2008
 ---------------------------------------------------------------------
 Store count
  growth               3.4%       5.8%       7.5%      7.2%       7.1%
 ---------------------------------------------------------------------

 Store personnel
  - FTE               (9.2)%      2.4%      12.8%     15.2%      17.8%
 Distribution and
  manufacturing
  personnel- FTE     (13.5)%     (7.3)%      2.2%      5.4%       7.9%
 Administrative
  and sales
  support
  personnel- FTE       1.1%       4.6%       4.7%      3.2%      (3.4)%
 ---------------------------------------------------------------------
 Total - average
  FTE headcount
  growth              (8.8)%      0.8%       9.7%     11.7%      12.9%
 ---------------------------------------------------------------------

Note - Prior period data has been restated to conform to the current period presentation.

While we have reduced our FTE headcount at our store locations, most of this relates to a reduction in part-time hours worked as our absolute headcount numbers related to store personnel have remained more stable. We believe this allows us to manage our expense in the short-term while maintaining our ability to sell into the marketplace.The percentage change (year-over-year) in the absolute store personnel headcount at quarter end were as follows:

                      June      March     December  September    June
                      2009      2009        2008      2008       2008
 ---------------------------------------------------------------------
 Store personnel
  - absolute
  headcount change    (4.0)%      1.9%      16.0%     16.1%      19.9%
 ---------------------------------------------------------------------

Store Size and Profitability - The store groups listed in the table below, when combined with our strategic account stores, represented approximately 89% and 90% of our sales in the second quarter of 2009 and 2008, respectively. Strategic account stores, which numbered 22 and 19 in the second quarter of 2009 and 2008, respectively, are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 10%) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business, or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $60,400 per month in the second quarter of 2009. This average was $80,100 and $74,300 per month in the second quarter of 2008 and 2007, respectively. The average age, number of stores, and pre-tax margin data by store size for the second quarter of 2009 and 2008, respectively, were as follows:

 ---------------------------------------------------------------------
                         Three months ended June 30, 2009
 ---------------------------------------------------------------------
                      Average      Number     Percentage    Pre-Tax
                        Age          of           of         Margin
  Sales per Month     (Years)      Stores       Stores     Percentage
 ---------------------------------------------------------------------
 $0 to $30,000           3.9          583         24.8%       (20.9)%
 $30,001 to $60,000      6.5          884         37.6%         8.7%
 $60,001 to $100,000     9.5          548         23.3%        19.2%
 $100,001 to $150,000   12.2          206          8.8%        23.4%
 Over $150,000          15.9          107          4.6%        26.4%
 Strategic account                     22          0.9%
 -------------------------------------------------------
 Total                              2,350        100.0%
 -------------------------------------------------------

 ---------------------------------------------------------------------
                         Three months ended June 30, 2008
 ---------------------------------------------------------------------
                      Average      Number     Percentage    Pre-Tax
                        Age          of           of         Margin
  Sales per Month     (Years)      Stores       Stores     Percentage
 ---------------------------------------------------------------------

 $0 to $30,000           2.4          383         16.9%       (22.8)%
 $30,001 to $60,000      4.8          708         31.2%        10.3%
 $60,001 to $100,000     7.4          546         24.0%        21.6%
 $100,001 to $150,000    9.8          377         16.6%        26.2%
 Over $150,000          13.4          239         10.5%        28.2%
 Strategic account                     19          0.8%
 -------------------------------------------------------
 Total                              2,272        100.0%
 -------------------------------------------------------

Note - Amounts may not foot due to rounding difference.

As we indicated earlier in this release, our goal is to increase the sales of our average store to approximately $125,000 per month (see earlier discussion). This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note - Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted 2007 and 2008; however, we did feel some relief in the final months of 2008 and the first six months of 2009. During the first quarter and second quarter of 2009, our total vehicle fuel costs averaged approximately $1.7 million and $1.9 million per month, respectively. During the first quarter and second quarter of 2008, our total vehicle fuel costs averaged approximately $2.9 million and $3.7 million per month, respectively. The changes resulted from variations in fuel costs, the freight initiative discussed below, and the increase in the number of vehicles necessary to support additional sales personnel and to support additional store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted our business over the last several years despite the changes in average per gallon fuel costs shown in the following table:

 ----------------------------------------------------------------
 Per gallon average                    2007 - Quarter
 ----------------------------------------------------------------
                         1st           2nd        3rd        4th
                         ---           ---        ---        ---
 Diesel fuel             $2.59         2.85       2.94       3.25
 Gasoline                $2.31         2.96       2.86       2.92
 ----------------------------------------------------------------

 Per gallon average                    2008 - Quarter
 ----------------------------------------------------------------

                         1st           2nd        3rd        4th
                         ---           ---        ---        ---
 Diesel fuel             $3.47         4.30       4.38       3.11
 Gasoline                $3.07         3.65       3.85       2.49

 Per gallon percentage change          2008 - Quarter
 ----------------------------------------------------------------
                         1st           2nd        3rd        4th
                         ---           ---        ---        ---
 Diesel fuel             34.0%        50.9%      49.0%      (4.3%)
 Gasoline                32.9%        23.3%      34.6%     (14.7%)
 ----------------------------------------------------------------

 ----------------------------------------------------------------
 Per gallon average                    2009 - Quarter
 ----------------------------------------------------------------
                         1st           2nd        3rd        4th
                         ---           ---        ---        ---
 Diesel fuel             $2.19         2.29
 Gasoline                $1.86         2.25

 Per gallon percentage change          2009 - Quarter
 ----------------------------------------------------------------
                         1st           2nd        3rd        4th
                         ---           ---        ---        ---
 Diesel fuel            (36.9%)      (46.7%)
 Gasoline               (39.4%)      (38.4%)
 ----------------------------------------------------------------

      STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

                         Six Months Ended          Three Months Ended
                              June 30,                June 30,
 --------------------------------------------   ---------------------
                         2009        2008          2009        2008
 --------------------------------------------   ---------------------
 Net sales              100.0%      100.0%        100.0%      100.0%
 Gross profit margin     52.0%       52.5%         51.1%       52.5%

 Operating and
  administrative
  expenses               36.5%       32.5%         36.2%       32.1%
 Loss on sale of
  property and equipment  0.1%        0.0%          0.1%        0.0%
 --------------------------------------------   ----------------------
 Operating income        15.4%       19.9%         14.7%       20.4%

 Interest income          0.1%        0.1%          0.1%        0.0%
 --------------------------------------------   ----------------------
 Earnings before income
  taxes                  15.5%       20.0%         14.8%       20.5%

Note - Amounts may not foot due to rounding difference.

Gross profit margin percentage for the first half and second quarter of 2009 decreased from the same periods in 2008. The gross margin changes were driven by different factors during 2008 versus 2009. The improvement during 2008 (when compared to 2007) was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost which provided short term inflation margin, (3) improvements in our direct sourcing operations, (4) continued focus on our freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our 'master stocking hub' in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. The decreases in 2009, when compared to the same periods in 2008, were influenced by the factors noted above; however, the inflation margin noted in item (2) has reversed from an inflation gain to a deflation loss as higher cost product purchased late in 2008, which is turning through our system slower than anticipated, is being sold against deflationary selling prices in 2009 and the competitive marketplace has caused the margin on recently purchased product to drop due to added pressure on selling prices. These two issues continued to worsen in May and June 2009. The gross margin was also impacted by reductions in vendor volume allowances due to the reductions in purchase volumes with our vendors relative to the prior year.

Operating and administrative expenses in the second quarter of 2009 decreased 11.2% from the second quarter of 2008 and 4.3% from the first quarter of 2009. As we have discussed in the past, we will continue to stringently manage our operating and administrative expense growth in subsequent quarters due to the current weakened economy.

Approximately 65% to 70% of our operating and administrative expenses consist of payroll and payroll related costs (payroll costs). This range has been reduced to 60% to 65% in the current environment due to the factors noted below. Our payroll costs for the second quarter of 2009 decreased 18.8% from the second quarter of 2008 and 5.1% from the first quarter of 2009. The disparity between the decrease of 8.8% full-time equivalent headcount noted above and the 18.8% expense decrease is driven by several factors: (1) contractions in sales commissions earned, (2) contractions in bonuses earned, (3) reductions of overtime hours worked per employee and of temporary labor, and (4) a reduction of the profit sharing contribution earned. As we have indicated in the past, our sales personnel (including our branch managers, district managers, and regional leaders) are rewarded for growth in sales, gross profit dollars, and pre-tax earnings. The negative growth rates of these amounts during the first half and second quarter of 2009, when compared to the growth rates in the same periods of 2008, drove the contractions noted in (1), (2), and (4) above.

Two components of payroll costs did increase from 2008 to 2009 - health insurance costs and stock option expense. The health insurance costs have increased approximately 13.6% from the first six months of 2008 to the first six months of 2009 and 11.0% from the second quarter of 2008 to the second quarter of 2009. The increase is partially due to rising costs; however, the primary cause of the increase relates to the percentage of employees opting for expanded coverage as their spouses have lost their insurance coverage at other employers due to the current economic environment.

The operating and administrative expenses for the first six months of 2009 include $1,900 of compensation expense related to stock options. During the first six months of 2008, this expense was $1,429. We granted options to purchase 395,000 shares in April 2009. These options, like the options issued in 2007 and 2008, vest over a five to eight year period. The three option grants, when combined, will result in compensation expense of approximately $330 per month for the next four years; and dropping slightly in the remaining period. No other stock options were outstanding during these periods.

The remaining costs within our operating and administrative expenses grew 1.3% from the second quarter of 2008 and dropped 3.9% from the first quarter of 2009. Occupancy expenses in the second quarter of 2009 grew 4.5% from the second quarter of 2008 and dropped 10.4% from the first quarter of 2009. The annual increase in occupancy was driven by a 3.4% increase in the number of store locations. The sequential decrease was driven by (1) utility cost changes related to the end of the winter heating season and, to a lesser degree, reductions in rent expense at existing stores. Transportation costs in the second quarter of 2009 dropped 15.9% from the second quarter of 2008 and increased 13.6% from the first quarter of 2009. The drop in gasoline prices contributed to the decrease in transportation costs on an annual basis. Rising fuel costs in the second quarter combined with aggressive vehicle sales into a depressed market contributed to the increase in transportation costs on a sequential basis. Travel expenses contracted in the second quarter of 2009 both from an annual and sequential perspective due to decrease in travel by our Fastenal team.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.1% and 38.3% for the first six months of 2009 and 2008, respectively. During the three months ended June 30, 2009, we had adjustments to our income tax expense relating to the finalization of certain tax returns and changes to uncertain tax position reserves. The net impact of these adjustments had no effect on our income tax rate for the first six months of 2009. This rate fluctuates over time based on (1) the income tax rates in the various jurisdictions in which we operate, (2) the level of profits in those jurisdictions, and (3) changes in tax law and regulations in those jurisdictions.

WORKING CAPITAL:

The year-over-year comparison, the year-to-date comparison, and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

                                      Twelve Month       Twelve Month
                                                          Percentage
 Year-over        Balance at          Dollar Change         Change
  -year change     June 30,              June 30,          June 30,
 ------------- -------------------------------------------------------
               2009       2008        2009     2008      2009     2008
               ----       ----        ----     ----      ----     ----
  Accounts
   receivable,
   net        $228,257   292,056    $(63,799)  36,955   (21.8%)   14.4%
  Inven-
   tories     $519,119   507,989    $ 11,130   36,428     2.2%     7.7%

                                      Year-to-date       Year-to-date
                                                          Percentage
 Year-over        Balance at          Dollar Change         Change
  -year change   December 31,            June 30,          June 30,
 ------------- -------------------------------------------------------
               2008       2007        2009     2008      2009     2008
               ----       ----        ----     ----      ----     ----
  Accounts
   receivable,
   net        $244,940   236,331    $(16,683)  55,725    (6.8%)   23.6%
  Inven-
   tories     $564,247   504,592    $(45,128)   3,397    (8.0%)    0.7%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our 'master stocking hubs'.

The accounts receivable decrease of 21.8% from June 2008 to June 2009 was created by a daily sales decrease of 20.7% and 22.5% in May and June 2009, respectively. The accounts receivable increase of 14.4% from June 30, 2007 to June 30, 2008 relates to a daily sales increase of 16.0% and 15.9% in May and June 2008, respectively. A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity late in the fourth quarter of 2008 and during the first quarter of 2009 continued to result in inventory consumption that was less than the amount of inbound product, with the exception of March 2009. The inventory decrease noted in March 2009 continued through June 2009. Our inventory dropped approximately $9,000 and $36,000 during the first and second quarters of 2009, respectively. We will continue to analyze and adjust our ordering patterns on products with a longer lead time through the year to match current sales trends.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2008 and 2007 we had a ratio of 2.9:1 and 2.8:1, respectively).

STOCK REPURCHASE AND DIVIDENDS:

On July 10, 2009, we issued a press release announcing our Board of Directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously granted by the Board of Directors. We did not purchase any of our outstanding common stock during the first half of 2009.

During the first quarter of 2009 we paid a dividend totaling $51,986 (or $0.35 per share) to our shareholders. On July 10, 2009, we issued a press release announcing our Board of Directors had declared a second dividend for 2009, to be paid during the third quarter, of $0.37 per share.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) our intent to manage cash flow effectively, (2) 2009 capital expenditures, (3) the goals of our long-term growth strategy, 'pathway to profit', including the anticipated rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our ability to capture leverage and working capital efficiency expected to result from this strategy, and our ability to increase overall productivity as a result of this strategy, (4) our intent to manage our operating and administrative expense growth, (5) the expected amount of future compensation expense resulting from existing stock options, (6) our intent to adjust our product ordering patterns to match sales trends, (7) our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory, and (8) our intent to stabilize our total store headcount and increase our range of store openings commencing in 2010. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward-looking statements: (1) an abrupt or prolonged decrease in sales could make it difficult for us to manage cash flow effectively, (2) a more prolonged downturn in the economy or a change, from that projected, in the number of North American markets able to support new stores could cause store openings to change from that expected, (3) changes in the rate of new store openings could cause us to modify our planned 2009 capital expenditures, (4) a more prolonged downturn in the economy, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified outside sales personnel, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative, (5) a worsening trend in the economy and our sales could make it difficult to effectively manage our operating and administrative expense growth, (6) a change in accounting for stock-based compensation or the assumptions used could change the amount of stock-based compensation recognized, (7) a sudden increase or decrease in sales could adversely impact our ability to match product ordering patterns to sales trends, (8) a more prolonged downturn in the economy, a change in accounts receivable collections, a change in raw material costs, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory, and (9) a more prolonged downturn in the economy could affect our ability to stabilize our total store headcount and increase our range of store openings commencing in 2010. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2008 annual report on Form 10-K under the sections captioned "Certain Risks and Uncertainties" and "Item 1A. Risk Factors". FAST-E

                FASTENAL COMPANY AND SUBSIDIARIES

                  Consolidated Balance Sheets
        (Amounts in thousands except share information)

                                            Unaudited
                                             June 30,    December 31,
       Assets                                  2009          2008
 -------------------------------------------------------------------
 Current assets:
   Cash and cash equivalents                $   173,667       85,892
   Marketable securities                            916          851
   Trade accounts receivable, net of
    allowance for doubtful accounts
    of $3,622 and $2,660, respectively          228,257      244,940
   Inventories                                  519,119      564,247
   Deferred income tax assets                    18,967       15,909
   Other current assets                          48,071       63,564
 -------------------------------------------------------------------
     Total current assets                        988,997     975,403

 Marketable securities                              805          846
 Property and equipment, less
  accumulated depreciation                      335,232      324,182
 Other assets, less accumulated
  amortization                                    3,650        3,718
 -------------------------------------------------------------------
     Total assets                           $ 1,328,684    1,304,149
 -------------------------------------------------------------------

      Liabilities and Stockholders' Equity
 -------------------------------------------------------------------

 Current liabilities:
   Accounts payable                         $    54,463       63,949
   Accrued expenses                              71,535       83,545
   Income taxes payable                           1,952          499
 -------------------------------------------------------------------
     Total current liabilities                  127,950      147,993
 -------------------------------------------------------------------
 Deferred income tax liabilities                 13,889       13,897
 -------------------------------------------------------------------

 Stockholders' equity:
   Preferred stock, 5,000,000 shares
    authorized                                       --           --
   Common stock, 200,000,000 shares
    authorized, 148,530,712 shares
    issued and outstanding                        1,485        1,485

   Additional paid-in capital                     3,459        1,559
   Retained earnings                          1,174,492    1,134,244
   Accumulated other comprehensive
    income                                        7,409        4,971
 -------------------------------------------------------------------
     Total stockholders' equity               1,186,845    1,142,259
 -------------------------------------------------------------------
     Total liabilities and
      stockholders' equity                  $ 1,328,684    1,304,149
 -------------------------------------------------------------------

                    FASTENAL COMPANY AND SUBSIDIARIES

                    Consolidated Statements of Earnings
              (Amounts in thousands except earnings per share)

                             (Unaudited)                (Unaudited)
                           Six months ended         Three months ended
                                June 30,                 June 30,
                         ---------------------     -------------------
                          2009          2008        2009        2008
 ---------------------------------------------------------------------

 Net sales           $   964,241     1,170,429     474,894     604,219
 Cost of sales           463,088       556,410     232,389     286,830
 ---------------------------------------------------------------------
     Gross profit        501,153       614,019     242,505     317,389

 Operating and
  administrative
  expenses               352,052       380,461     172,143     193,899
 Loss on sale of
  property and
  equipment                  752           245         424         141
 ---------------------------------------------------------------------
     Operating income    148,349       233,313      69,938     123,349

 Interest income             720           468         464         247
 ---------------------------------------------------------------------

     Earnings
      before
      income taxes       149,069       233,781      70,402     123,596

 Income tax expense       56,837        89,521      26,864      47,430
 ---------------------------------------------------------------------

     Net earnings     $   92,232       144,260      43,538      76,166
 ---------------------------------------------------------------------

 Basic and diluted
  net earnings per
  share               $     0.62          0.97        0.29        0.51
 ---------------------------------------------------------------------

 Basic and diluted
  weighted average
  shares outstanding     148,531       149,117     148,531     149,113
 ---------------------------------------------------------------------

                   FASTENAL COMPANY AND SUBSIDIARIES

                 Consolidated Statements of Cash Flows
                          (Amounts in thousands)
                                                       (Unaudited)
                                                    Six months ended
                                                          June 30,
                                                    ------------------
                                                     2009        2008
 ---------------------------------------------------------------------
 Cash flows from operating activities:
   Net earnings                                 $   92,232     144,260
   Adjustments to reconcile net earnings to
    net cash provided by operating activities:
     Depreciation of property and equipment         20,363      19,296
     Loss on sale of property and equipment            752         245
     Bad debt expense                                4,689       3,536
     Deferred income taxes                          (3,064)         --
     Stock based compensation                        1,900       1,429
     Amortization of non-compete agreement              34          34
     Changes in operating assets and liabilities:
       Trade accounts receivable                    11,994     (59,261)
       Inventories                                  45,128      (3,397)
       Other current assets                         15,493         611
       Accounts payable                            (12,699)     11,890
       Accrued expenses                            (12,010)      1,433
       Income taxes payable                          1,453      (4,228)
       Other                                         1,287      (1,163)
 ---------------------------------------------------------------------
         Net cash provided by operating
          activities                               167,552     114,685
 ---------------------------------------------------------------------

 Cash flows from investing activities:
   Purchase of property and equipment              (32,638)    (51,075)
   Proceeds from sale of property and equipment      3,686       1,762
   Net increase in marketable securities               (24)        (60)
   Net decrease (increase) in other assets              34         (75)
 ---------------------------------------------------------------------
       Net cash used in investing activities       (28,942)    (49,448)
 ---------------------------------------------------------------------

 Cash flows from financing activities:
   Purchase of common stock                             --      (8,944)
   Payment of dividends                            (51,986)    (37,280)
 ---------------------------------------------------------------------
       Net cash used in financing activities       (51,986)    (46,224)
 ---------------------------------------------------------------------
 ---------------------------------------------------------------------
 Effect of exchange rate changes on cash             1,151         205
 ---------------------------------------------------------------------

       Net increase in cash and cash equivalents    87,775      19,218

 Cash and cash equivalents at beginning of
  period                                            85,892      57,220
 ---------------------------------------------------------------------

 Cash and cash equivalents at end of period     $  173,667      76,438
 ---------------------------------------------------------------------
 Supplemental disclosure of cash flow
  information:
   Cash paid during each period for:
     Income taxes                               $   55,384      93,749
 ---------------------------------------------------------------------

CONTACT: The Fastenal Company
         Dan Florness, EVP/CFO
         507.453.8211